Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-262372, No. 333-234210, and No. 333-226875) on Form S-8 and (No. 333-234624) on Form S-3ASR of our reports dated February 24, 2022, with respect to the consolidated balance sheets of Cushman & Wakefield plc and subsidiaries as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report on Form 10-K of Cushman & Wakefield plc.

/s/ KPMG LLP
Chicago, Illinois
February 24, 2022